CONTRACTUAL FEE/EXPENSE WAIVER AGREEMENT


         Agreement effective as of the 14th day of July 2009 by and between the Turner Funds, a Massachusetts business trust (the "Trust") and Turner Investment Partners, Inc., a Pennsylvania corporation ("TIP").

         TIP hereby agrees to limit the net total operating expenses at the levels indicated through July 14, 2010 for the Turner Spectrum Fund:

         Turner Spectrum Fund:               Net Total Operating Expenses
         --------------------                ----------------------------
                  Class C                            2.95%

         This Agreement shall be renewable at the end of each one year term for an additional one year term upon the written agreement of the parties hereto.

         IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this Agreement to be executed by their officers designated below effective as of the day and year first above written.

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

TURNER FUNDS                                       TURNER INVESTMENT PARTNERS, INC.

By:  /s/ Thomas R. Trala                                By:  /s/ Brian F. McNally
    ----------------------------------------                ----------------------------------------
              Signature                                              Signature

Name:   Thomas R. Trala                                 Name:  Brian F. McNally
      --------------------------------------                  --------------------------------------
              Printed                                                Printed

Title:  President and Chief Executive Officer           Title: General Counsel and Chief
       --------------------------------------                  Compliance Officer - Principal
                                                               -------------------------------------



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